Exhibit 4.13.2

AMENDMENT NO. 1
TO
CONTRACT TO SUPPLY ACTIVE INGREDIENTS

This Amendment No. 1 (this “Amendment”) to the Contract to Supply Active Ingredients is effective as of December 7, 2007 by and between Sirton Pharmaceuticals S.p.A. (“Sirton”) and Gentium S.p.A. (“Gentium”).

WHEREAS, Gentium and Sirton entered into a Contract to Supply Active Ingredients effective as of January 2, 2006 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.  The Agreement is hereby amended by removing Injectable Defibrotide and Oral Defibrotide as active ingredients supplied by Gentium to Sirton.

3. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed a part of, and construed in accordance with, the Agreement. This Amendment may be executed in any number of counterparts, and with counterpart signature pages, all of which together shall for all purposes constitute one Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer as of the date first above written.

Sirton Pharmaceuticals S.p.A.		Gentium S.p.A.

By:	/s/ Sauro Carsana	By:	/s/ Salvatore Calabrese
Name: Sauro Carsana		Name: Salvatore Calabrese
Title: Direttore Amministrativo e Finanziario		Title: Vice President, Finance